Exhibit 99.1

TENNECO PROVIDES BUSINESS UPDATE REGARDING COVID-19

Implementing wide-ranging operational actions to mitigate revenue declines

Withdraws 2020 guidance given heightened uncertainty

Updates liquidity position

Lake Forest, Ill, Apr. 3, 2020 – Tenneco Inc. (NYSE: TEN) today provided a business update regarding COVID-19.

Given the uncertainty driven by the unpredictability of the COVID-19 pandemic and associated negative impact on demand, the Company announced that it is withdrawing its first quarter and full year financial guidance issued on February 20, 2020. Tenneco will provide additional updates during its first quarter 2020 earnings call.

Tenneco also announced that it has temporarily suspended or reduced certain operations across the Americas, EMEA and most of the APAC regions in response to governmental requirements and production suspensions taken by many of its customers. Where the Company is continuing operations, Tenneco has taken significant measures to protect the health and safety of its team members in accordance with recommendations from health officials. In particular, the Company is taking precautions at each location to implement rigorous cleaning and sanitation protocols; to perform wellness checks on employees; and to implement changes within the plant to comply with social distancing requirements.

Industry demand estimates for the remainder of 2020 continue to be extremely fluid, however, all current estimates point to the second quarter as the most severely impacted in the end markets Tenneco serves. With the continuing evolution of the COVID-19 response actions and their effects on customer demand, the Company is implementing incremental cost reductions and actions to further optimize cash performance. These include:

•

For Q2, overall salary costs will be reduced at least 25% through a combination of unpaid furloughs, net pay decreases and available temporary support programs in all regions Tenneco does business. Additionally, the executive leadership team (the CEO’s direct staff) will reduce their salaries 50% and the CEO will not take a salary in this period.

•

After Q2, overall salary costs will be reduced by at least 10% from the original levels for the remainder of 2020. The Company intends that the more senior levels of the organization will receive 80-85% of their base salary in Q3 and move to 90% in Q4.

•	The Company intends to reduce its salaried workforce in specific business support functions in Q2.

•

Capital expenditures in 2020 will be reduced to less than $400 million. This is a reduction from previous guidance of 2020 expenditures between $610-650 million and 2019 expenditures, which were greater than $700 million.

•	The Company will be deferring or delaying other cash outlays as necessary and practical.

•	The Tenneco Board of Directors annual retainer fees will be reduced by 25% for the remainder of 2020.

-More-

Tenneco continues to evaluate each of the announced government assistance programs in every country in which the Company operates and will continue to identify additional opportunities that can benefit team members in their local jurisdictions.

“Tenneco has been taking action to mitigate the financial impact of the COVID-19 pandemic on customer demand from the very beginning through short term plant closures, deferment of discretionary spending and the reduction of capital expenditures,” said Brian Kesseler, Tenneco’s Chief Executive Officer. “The continuing near term deterioration in demand in our end markets necessitates further difficult decisions. These steps, together with the continued execution of our Accelerate plan introduced earlier this year, will allow us to return to full operations more efficiently when demand returns and allow us to continue on the path to building a stronger Tenneco. We remain in close communication with our customers to evaluate their near and mid-term demand changes and will modify our plans accordingly to effectively navigate the balance of 2020. We will communicate more specifics related to these current actions as part of our first quarter 2020 earnings call.”

Among the Tenneco locations that are continuing operations, the Company’s production facilities in China are coming back online. Some of Tenneco’s plants and product-lines serving non-automotive and industrial customers and certain of the Company’s Motorparts facilities remain operational after being designated as essential businesses by local governments to supply aftermarket products for the transportation industry. In addition, the Company recently announced that Tenneco is supporting General Motors’ ventilator project and will supply components to be used in the initiative to increase production for this vital medical equipment.

“I want to thank our 78,000 global team members who continue to support our company and our customers during this critical time,” Kesseler said. “We’re also proud to be able to help supply those in need of medical assistance. We will continue to identify other assistance opportunities with our customers and the local communities within which our teams and their families live and work.”

Liquidity Update

Tenneco has significant liquidity available. As of March 31, 2020, Tenneco had cash balances of approximately $700 million. The Company has a revolving credit facility of $1.5 billion on which it has drawn down $700 million. The Company intends to further increase the revolver draw down to approximately $1.2 billion in the near-term to further add to cash balances and mitigate the impact from the global production slowdown. Tenneco has no significant near-term debt maturities. The revolving credit facility matures in October 2023 and is subject to customary leverage and interest coverage ratios. The Company is confident all covenant requirements have been maintained for Q1 2020 and will continue to monitor the impact of the global production slowdown to determine if a covenant amendment will be required for the balance of the year.

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2019 revenues of $17.45 billion and approximately 78,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. In the future, the company expects to separate its divisions to form two new, independent companies: DRiV, an Aftermarket and Ride Performance company, and New Tenneco, a Powertrain Technology company.

Safe Harbor

This release contains forward-looking statements. These forward-looking statements include, among others, statements relating to our planned responses to the unprecedented circumstances brought on by the COVID-19 virus and to our plans to separate into two independent companies. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the course of the COVID-19 pandemic and its impact on general economic, business and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic and our previously announced Accelerate plan and to realize the anticipated benefits of these actions, our financial flexibility in addressing the impact of the COVID-19 pandemic, the possibility that Tenneco may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the possibility that the separation may have an adverse impact on existing arrangements with Tenneco, including those related to transition, manufacturing and supply services and tax matters; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the separation may not be fully realized or may take longer to realize than expected; the risk that the separation may not advance Tenneco’s business strategy; the potential diversion of Tenneco management’s attention resulting from the separation; as well as the risk factors and cautionary statements included in Tenneco’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the SEC. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated, the forward-looking statements in this release are made as of the date of this communication, and, except as required by law, Tenneco does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2019.

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Investor Inquiries	Media Inquiries

Linae Golla	Bill Dawson
847 482-5162	847 482-5807
lgolla@tenneco.com	bdawson@tenneco.com

Rich Kwas 248 849-1340
rich.kwas@tenneco.com